Issuer Free Writing Prospectus
May 11, 2006
Filed pursuant to Rule 433
Registration Statement No. 333-133060

Final Term Sheet
May 11, 2006

Issuer:

Questar Market Resources, Inc.

Aggregate principal amount offered:

$250,000,000

Coupon:

6.050%

Maturity:

September 1, 2016

Yield to Maturity:

6.096%

Spread to Benchmark Treasury:

93.0 basis points

Benchmark Treasury:

4.500% due February 15, 2016

Benchmark Treasury Price and Yield:

$94-30 and 5.166%

Interest Payment Dates:

March 1 and September 1

Redemption Provision:

Make Whole Call UST + 20.0 basis points

Price to Public:

99.663%

Net proceeds to Issuer (after underwriting discount, but before expenses):

$247,532,500

Settlement Date:

May 16, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Banc of America Securities LLC or Goldman, Sachs & Co. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.